Exhibit 10.2

Bristol-Myers Squibb Company

Senior Executive Severance Plan

and

Summary Plan Description

Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Purpose

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (“BMS” or the “Company”) has adopted the Bristol-Myers Squibb Company Senior Executive Severance Plan (the “Plan”) for eligible senior executives of the Company and its participating subsidiaries and affiliates (“Participating Employer”). The purpose of the Plan is to provide equitable treatment for terminated senior executives consistent with the values and culture of the Company, provide financial support for senior executives seeking new employment, recognize senior executives contributions to the Company, and to avoid or mitigate the Company’s potential exposure to litigation. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified senior executives who are essential to its success.

Section 1 – Eligibility to Participate

You are eligible to participate in the Plan if you are a senior executive at the E9 grade level or above of the Company or a Participating Employer (excluding the chairperson of the Board of Directors of the Company).

Notwithstanding anything contained herein, you are not eligible to participate in the Plan and are excluded from coverage under the Plan if you are a party to an individual arrangement or a written employment agreement containing a severance provision or you are covered by a local practice outside the U.S. and Puerto Rico that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that is greater than the severance payments and/or benefits set forth herein.

Section 2 – Eligibility for Severance Payments and Benefits

Right to severance payments and benefits

You shall be eligible to receive from the Company severance payments and benefits as set forth in Section 3 if your employment by the Company or a Participating Employer is terminated for any one or more of the following reasons:

(a)	Your employment is terminated involuntarily, other than for Cause.

(b)	You voluntarily exercise your right to terminate your employment within fifteen (15) calendar days after the occurrence of any one or more of the following events:

(1)	A reduction in your monthly base pay (as defined below).

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

(2)	A reduction in your executive grade level (e.g., the Company changes your job level from an E10 to an E9).

(3)	The location of your job or office is changed, so that you will be based at a location which is more than 50 miles further (determined in accordance with the Company’s relocation policy) from your primary residence than your work location immediately prior to the proposed change in your job or office.

In the event you exercise your right to terminate your employment with the Company or a Participating Employer, as applicable, for any of the reasons described in (b)(1), (b)(2) or (b)(3) above, your actual termination date shall be determined in the sole discretion of the Company but in no event shall the termination date be greater than thirty (30) calendar days from the date you provide notice of termination. Your failure to voluntarily terminate your employment with the Company within fifteen (15) calendar days for any of the reasons described in (b)(1), (b)(2) or (b)(3) above shall constitute a waiver of your right to voluntarily terminate your employment for such reason.

Ineligibility for severance payments and benefits

You shall not be eligible for separation payments and benefits under Section 3 if your termination of employment occurs by reason of any of the following:

•	voluntary termination other than for reasons specified above;

•	mandatory retirement from employment in accordance with Company policy or statutory requirements;

•	disability (as defined in the Company’s long-term disability plan);

•	for Cause;

•

refusal to accept a transfer to a position with the Company or a Participating Employer, as applicable, (for which you are qualified as determined by the Company by reason of knowledge, training, and experience) at your current work location;

•

refusal to accept a transfer to a position within the Company or to an affiliate or subsidiary of the Company (for which you are qualified as determined by the Company by reason of knowledge, training, and experience) at a new work location that is less than 50 miles farther (determined in accordance with the Company’s relocation policy) from your primary residence than your work location immediately prior to the proposed transfer;

•

the sale of all or part of the Company or Participating Employer’s business assets if you are offered employment by the acquirer of such assets regardless of the terms and conditions of employment offered by the acquirer;

•

upon the formation of a joint venture or other business entity in which the Company or a Participating Employer, as applicable, directly or indirectly will own some outstanding voting or other ownership interest if you are offered employment by the joint venture entity or other business entity regardless of the terms and conditions of employment offered by the joint venture entity or other business entity; or

•	you are reporting to a different person.

Cause

“Cause” shall mean:

(i)	failure or refusal by you to substantially perform your duties with the Company or a Participating Employer (except where the failure results from incapacity due to disability); or

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

(ii)	severe misconduct or activity deemed detrimental to the interests of the Company or a Participating Employer. This may include, but is not limited to, the following: acts involving dishonesty, violation of Company or a Participating Employer written policies (such as those related to alcohol or drugs, etc.), violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of Company or a Participating Employer confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

“Cause” shall be interpreted by the Company in its sole discretion and such interpretation shall be conclusive and binding on all parties.

Section 3 – Severance Payments And Benefits

Under the Plan, you are eligible to receive Basic Severance and Supplemental Severance, provided you meet the eligibility criteria for severance payments and benefits in Section 2.

Basic Severance

Under Basic Severance, you shall receive severance payments equal to four (4) times your current annual weekly base pay (as defined below). You are not required to sign a General Release to receive Basic Severance.

Supplemental Severance

In addition to Basic Severance, if you are eligible, you may receive Supplemental Severance as follows:

Grade Level	Supplemental Severance
E9	74 times your current annual weekly base pay (as defined below)

E10 and above	100 times your current annual weekly base pay (as defined below)

Nothing in this Section 3, the Plan, a change in control letter agreement, an offer letter from the Company or a Participating Employer, a prevailing practice of the Company or a Participating Employer, or any oral

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

statement made by or on behalf of the Company or a Participating Employer shall entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and a change in control letter agreement between you and the Company. The obligation of the Company, to make payments hereunder shall be expressly conditioned upon you not receiving duplicate payments.

Pay in lieu of notice periods for U.S. and Puerto Rico executives and U.S. expatriate executives

The Basic Severance and Supplemental Severance payments under the Plan shall not be reduced by any cash payments to which you may be entitled under any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation (“WARN Act”); provided, however, the payment for time not worked during a WARN Act notice period up to a maximum of four weeks’ base pay will be offset from the Basic Severance payments under the Plan.

Offset for executives in Puerto Rico and U.S. expatriates

The Basic Severance and Supplemental Severance payments under the Plan shall be reduced (but not below zero) for executives in Puerto Rico by any payments under Puerto Rico Act 80, as amended on October 7, 2005. The Basic Severance and Supplemental Severance payments under the Plan shall be reduced (but not below zero) for U.S. expatriates with respect to any statutory payments of severance in any country other than the U.S. and the payments and benefits hereunder are conditioned upon statutory payments, if any, being offset.

Pay in lieu of notice periods and offsets for executives employed outside the U.S. and Puerto Rico who are not U.S. expatriates

The Basic Severance and Supplemental Severance payments under the Plan shall be reduced (but not below zero) by any cash payments to which you may be entitled under or in respect of any of the following: (i) “pay in lieu of notice” or “notice” laws, (ii) any pay in lieu of notice under your contract of employment, (iii) any damages for breach of your employment contract calculated by reference to any period of notice required to be given to terminate your contract which was not given in full, (iv) any compensation required to be paid by any law of any jurisdiction in respect of the termination of your employment, (v) any law of any jurisdiction with respect to the payment of severance, termination indemnities or other similar payments, or (vi) any contract, agreement, plan, program, practice or arrangement which are payable due to your termination of employment with the Company or an affiliate or subsidiary of the Company (but excluding, for the avoidance of doubt, any payments made on retirement from a retirement savings plan, pension plan or provident fund).

No mitigation

You shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

Debt owed to the Company or a Participating Employer

If you owe the Company or a Participating Employer money for any reason, the Company or Participating Employer may offset the amount of the debt from your severance payments to the extent permitted by law.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

General release and restrictive covenants

The obligation of the Company to pay you Supplemental Severance and provide you with the opportunity to continue up to 56 weeks of subsidized medical, dental (not applicable for Puerto Rico executives) and life insurance coverage shall be expressly conditioned upon you timely executing a separation agreement in a form that is satisfactory to the Company and such separation agreement shall include a general release of claims against the Company, its affiliates and their respective officers, directors, employees and agents, and shall contain certain restrictive covenants and obligations of you including, but not limited to, non-competition and non-solicitation covenants for a period of one-year following your separation date, an agreement by you not to make use of confidential or proprietary information of the Company or its affiliates, an agreement not to disparage or encourage or induce others to disparage the Company, its affiliates or their respective products for a period no more than the period you are receiving payments hereunder, an agreement to return Company property, and an agreement to cooperate with legal matters of the Company in which you might have knowledge. To be eligible to receive Supplemental Severance, Company-subsidized medical, life and dental benefits and to the extent applicable other benefits as set forth below, you must execute and return a separation agreement during the requisite time period.

How Your Benefit Is Paid

Basic Severance payments will be made at regular payroll intervals according to your pay schedule prior to the termination. Supplemental Severance payments will not begin until at least eight days after you return a signed General Release to the Company. Thereafter, Supplemental Severance payments will be made at regular payroll intervals according to your pay schedule prior to your termination.

Severance Pay Period is defined as the number of weeks’ base pay for which you are eligible under the Plan. For example, if you qualify for 78 weeks of severance pay, your Severance Pay Period is 78 weeks.

Continuation of Employee Benefits For U.S. and Puerto Rico and U.S. expatriate Executives E9 and Above Only

During the Severance Pay Period, you are not considered an employee of the Company or a Participating Employer for any purpose — including eligibility under any employee benefit plan. The following benefits, however, will continue to be available as outlined below:

Health Care Plans

If you and your dependents were enrolled in the Company’s health plan on your termination date, this coverage will continue until the end of the month in which you are no longer employed with the Company or a Participating Employer, as applicable. At termination of employment, you and your enrolled eligible dependents will be offered the opportunity to elect to continue your current plan coverage beyond the end of the month in which you are no longer employed with the Company under either of two options:

Under Option I, if you sign and return the General Release in the requisite time period, your eligibility for Company subsidized health plan benefits shall continue for you and your family until the earlier of (i) fifty-six weeks measured from the date you separated employment with the Company or (ii) the date you begin new employment. Please remember that your eligible dependents will be able to continue Option I coverage only if you also elect to continue coverage under this option.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Option II provides for the continuation of health plan coverage as required under Federal law (COBRA). Under COBRA you are required to pay the full cost of coverage for you and your covered dependents plus a 2% administrative fee. The COBRA continuation period begins as of the first day following the month in which your termination date occurs. Any health care coverage that continues during your Severance Pay Period is also applied toward the maximum continuation period.

After your Option 1 coverage ends, you can continue COBRA coverage; provided, however, any health care coverage that continues during your Severance Pay Period is also applied toward the maximum continuation period under COBRA.

Detailed information about the two benefit continuation options described above will be mailed to your home at the time of termination.

Life Insurance

Your current level of basic life insurance coverage will continue until the end of the month in which your termination occurs. Thereafter, Company-provided life insurance coverage equal to one times (two times if you are an executive employed in Puerto Rico and retiree eligible (i.e., age 55 or older with at least ten years of service)) your base pay at termination date will be continued until the earlier of (i) fifty-six weeks measured from the date you separated employment with the Company or (ii) the date you begin new employment.

When you are terminated, if you are participating in the Survivor Income Plan (not applicable for executives in Puerto Rico), Dependent Life Insurance Plan(s), or the Voluntary Life Insurance Plan(s), coverage will end on the last day of the month in which your termination occurs. When your employment terminates, you may have the opportunity to elect to convert all or part of any terminating life insurance coverage to an individual policy with the insurer.

Long Term Care Plan (not applicable for executives in Puerto Rico)

If you are participating in the Long Term Care Plan, you may be able to continue coverage directly through the Long Term Care Plan’s insurer, Aetna.

Employee Assistance Program (EAP)

You may continue to participate in the Employee Assistance Program during the benefits continuation period, as long as you remain eligible for benefits under the Company’s Medical Plan. If you elect COBRA continuation coverage, you may continue to participate in the EAP. You will receive additional information regarding participation at the time of your termination.

Outplacement

You will be eligible for outplacement services in accordance with the Company’s outplacement services that are in effect for executives at your level as of the date your employment ends with the Company, provided you timely sign and return a separation agreement (as set forth above).

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Financial Planning

The Company will continue to make available to you participation in financial counseling for a one-year period following your separation date; provided, however, payment for those services must be made prior to December 31st of the calendar year following your separation date. Financial planning services are contingent upon you timely signing and returning a separation agreement (as set forth above).

Tax Preparation Services

Customary and reasonable tax preparation assistance will be made available for your tax returns in the year your employment is separated from the Company; however, tax preparation assistance shall not include tax planning services or audit related services, and the tax preparation assistance for the returns in the year your employment is separated from the Company must be completed and payment for that assistance must be made prior to December 31st of the calendar year following your separation date. Tax preparation services are contingent upon you timely signing and returning a separation agreement (as set forth above)

Executive Car Program

You will cease to participate in the Executive Car Program on the earlier of: (a) 90 days from the first of the month following your separation date from the Company; or (b) when you have obtained employment outside of the Company.

Other Company Perquisites

Other Company perquisites (e.g., your use of Company aircraft) shall cease as of your separation date from the Company.

Other Benefits

Accrued and unused vacation days (including banked vacation), long-term performance awards, vesting and exercising of stock options, vesting of restricted stock and restricted stock units, deferred distributions under the Performance Incentive Plan (PIP) and bonus payments will be determined in accordance with the applicable Company plans, programs and/or policies.

All other benefit coverages, and eligibility to participate in the Company’s plans, will end as of your termination date. These benefits include, but are not limited to:

•	contributions to the Dependent Care Reimbursement Account (not applicable for executives in Puerto Rico);

•	contributions to the Company’s Savings and Investment Program;

•	earning additional service for vesting and benefit accrual purposes under the Company’s Retirement Income Plan; and

•	participation in the Company’s disability plans.

Rule of 70 (for U.S. and Puerto Rico and U.S. expatriate executives E9 and above only)

If you are eligible for severance benefits but not eligible to retire1, you may qualify for the “Rule of 70” benefits when you are terminated if:

•	you sign and return the General Release during the requisite time period;

[1]	To be eligible to retire, you must be at least age 55 with 10 years of service or age 65.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

•	on termination, your age plus years of service equals at least 70 (rounded to the next higher whole number); and

•	you have a minimum of 10 years of service[2].

Medical Plan

The Rule of 70 benefits give you the opportunity to extend Medical Plan coverage beyond the end of the Severance Pay Period as long as you are Rule of 70 eligible, have no other group medical coverage available to you and no other group medical coverage becomes available.

Between the time that medical coverage under the Plan would normally end and until the date you reach age 55, you can continue medical coverage by paying the full cost of medical coverage, plus a 2% administrative fee. After the date you reach age 55, you can continue coverage under the Medical Plan as if you were a retired employee by paying the retiree medical coverage contribution rate in effect at that time.

Extension of Benefits Under Rule of 70

If you become eligible for an extension of medical benefits as a result of your qualification for “Rule of 70” benefits under the Plan, your cost-sharing for medical coverage will be based on your service as of your actual date of termination of employment pursuant to the terms of the Company’s medical plans.

Under the Retiree Medical Plan, if you are eligible to enroll in Medicare coverage, Medicare will be your primary coverage and the Company plan will be secondary whether or not you actually enroll in Medicare. The Company reserves the right to amend, suspend or terminate its Retiree Medical Plan (and your rights with regard thereto), in whole or in part, any time in its sole and absolute discretion.

For more detailed information about retiree medical coverage and the cost-sharing formula, refer to “Retirement Coverage” in the Medical Plan section of Your Benefits booklet.

Retirement Income Plan

The Rule of 70 benefits give you the opportunity to receive benefits under the Company’s Retirement Income Plan. If you are Rule of 70 eligible, retirement benefits payable before age 65 are calculated using the same factors as those used for employees who are eligible for early retirement. The Rule of 70 benefits make it possible for eligible participants to receive benefit payments before age 55 with additional reduction factors applied to account for payment over a longer period of time; provided, however, this may not be applicable under the BEP-Retirement Income Plan for your pre 2005 vested and accrued benefit if you have not made a timely election.

For more information about the payment of retirement benefits, refer to the Retirement Income Plan section of Describing Your Benefits booklet.

Although eligible for retiree medical coverage, a Rule of 70 participant is not a Bristol-Myers Squibb Company retiree, regardless of when the participant ultimately chooses benefit payments to begin. Your Human Resources representative will determine whether you qualify for Rule of 70 and advise you at the time of termination.

[2]	Years of service for the “Rule of 70” eligibility purposes, means total years of employment from date of hire to date of termination.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Section 4 – Amendment and Plan Termination

Bristol-Myers Squibb Company reserves the right to terminate or amend, in whole or in part, the Plan at any time in its sole discretion by resolution adopted by the Compensation and Management Development Committee of the Board of Directors of the Company. The Company reserves the right to implement changes even if they have not been reprinted or substituted in this document.

Section 5 – Miscellaneous

Employment status

The Plan does not constitute a contract of employment and nothing in the Plan says or implies that participation in the Plan is a guarantee of continued employment with the Company, a Participating Employer or any of their respective affiliates.

Withholding of taxes

The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

No effect on other benefits

Neither the provisions of this Plan nor the severance payments and benefits provided for hereunder shall reduce any amounts otherwise payable to you under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan.

Validity and severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Unfunded obligation

All severance payments and benefits under the Plan shall constitute an unfunded obligation of the Company. Severance payments shall be made, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company to provide such benefits to you to the extent provided herein. For avoidance of doubt, any health benefits to which you may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company.

Governing law

This Plan is intended to constitute an unfunded “employee welfare benefit plan” maintained for the purpose of providing severance benefits to a select group of management or highly compensated employees, and the Plan shall be administered in a manner consistent with such intent. The Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of New York.

Section 409A

(a) The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable, in the event that the Plan is determined to be a “deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this Plan (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A. The Company in its sole discretion may modify the timing of payments and benefits hereunder for the sole purpose of exempting said payments and benefits from Code Section 409A. To the extent that any payment or benefit hereunder is modified in order to comply with Code Section 409A or is exempted from Code Section 409A, such modification or exemption shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable payment or benefit without violating the provisions of Code Section 409A.

(b) Notwithstanding any provision to the contrary in this Plan and subject to subsection (c), if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence of this subsection (b)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined under Code Section 409A) or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you shall pay the full cost of premiums for such welfare benefits during Senior Executive Severance Plan, as amended effective April 26, 2007 Bristol-Myers Squibb Company the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

(c) In no event whatsoever (as a result of paragraph (a) or paragraph (b) above or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or (a) or (b) above.

Payment capped

If at any time, it shall be determined by the Company’s independent auditors that any payment or benefit to you pursuant to this Plan (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes), then the Potential Parachute Payment payable to you shall be reduced to the largest amount which would both (a) not cause any Excise Tax to be payable by you and (b) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

Assignment

The Plan shall inure to the benefit of and shall be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate. Your rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Other benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company. The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with such, plan, program and arrangement and applicable law.

Oral statements

The payments and benefits hereunder shall supercede any oral statements made by any employee, officer or Board member of the Company regarding severance payments and benefits.

Successors and assigns

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and insure to the benefit of you and your legal representatives, heirs and legatees.

Definition

Base pay means your weekly base pay rate at your termination date including any salary reductions under Code sections 132(f), 125, 137, or 401(k), and excluding overtime, commissions, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to, car values,

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation. No foreign service or expatriate allowances shall be included in determining the amount of severance payments payable under the Plan.

Section 6 – Administrative Information About Your Plan

Employer identification number

Bristol-Myers Squibb Company’s employer identification number is #22-0790350.

Claim for benefits

If you believe you are entitled to payments and benefits under the Plan, then contact the Plan Administrator in writing.

Claims review procedures

You will be notified in writing by the Company if you are denied payments and benefits under the Plan.

If a claim for benefits under the Plan is denied in full or in part, you* may appeal the decision to the Plan Administrator. To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after your termination of employment or you will no longer be eligible to receive benefits under the Plan. You* may also include information or other documentation in support of your claim. You* will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date your appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If an extension of time is required by the plan, you* will receive notice of the reason for the extension within the initial 90-day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you* may request a review of this decision. You* may submit a written request for reconsideration to the Plan Administrator (as listed on the last page of this section) within 60 days after receiving the denial.

You* can review all plan documents in preparing your appeal and you* may have a qualified person represent you* during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.

*	Or your duly authorized representative.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

The case will be reviewed, and you* will receive written notice of the decision within 60 days (which may be extended to 120 days, if required) including the specific reasons for the decision and specific reference to the plan provision(s) on which the decision is based.

Any decision on final appeal shall be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is the intent of the Company that the standard of review applied by a court of law or a professional arbitrator to any challenge to a denial of benefits on final appeal under these procedures shall be an arbitrary and capricious standard and not a de novo review.

Legal action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits shall apply in any forum where you may initiate such a suit.

Participating employers

A complete list of Bristol-Myers Squibb Company, affiliates, subsidiaries or divisions that participate in the Plan may be obtained from the Plan Administrator by written request. (See the chart at the end of this section for the name and address of the Plan Administrator.)

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart at the end of this section contains the name and address of the Plan Administrator.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Section 7 – Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:

Receive information about your Plan and benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and updated summary plan description. The administrator may make a reasonable charge for the copies.

Prudent actions by Plan fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce your rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with your questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company

Section 8 – Other Administrative Facts

Name of Plan	Bristol-Myers Squibb Company Senior Executive Severance Plan

Type of Plan	“Welfare” plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	Company and participating employers provide severance benefits from general revenues.

Plan Sponsor	Bristol-Myers Squibb Company

Plan Number	554

Plan Administrator and Named Fiduciary	Bristol-Myers Squibb Company c/o Senior Vice President, Human Resources 345 Park Avenue New York, NY 10154 Telephone: (212) 546-4000

Agent for Service of Legal Process on the Plan

Bristol-Myers Squibb Company

c/o Senior Vice President and General Counsel

345 Park Avenue

New York, NY 10154

Telephone: (212) 546-4000

Bristol-Myers Squibb Company

c/o Senior Vice President, Human Resources

345 Park Avenue

New York, NY 10154

Telephone: (212) 546-4000

Trustee	Not applicable

Insurance Company	Not applicable

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Senior Executive Severance Plan, as amended effective April 26, 2007	Bristol-Myers Squibb Company